UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2022

MARRIOTT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13881	52-2055918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10400 Fernwood Road, Bethesda, Maryland	20817
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 380-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Class A Common Stock, $0.01 par value	MAR	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

On February 10, 2022, the Board of Directors (the “Board”) of Marriott International, Inc. (the “Company” or “Marriott”), upon the recommendation of the Board’s Nominating and Corporate Governance Committee, increased the size of the Board to fourteen (14) members and elected Isabella D. Goren to the Board, effective March 1, 2022. The Board also appointed Ms. Goren to the Board’s Audit Committee, effective on the same date. Ms. Goren will be included in the Company’s slate of nominees for election at Marriott’s 2022 Annual Meeting of Stockholders (the “2022 Annual Meeting”).

Ms. Goren served as Chief Financial Officer of American Airlines, Inc. and its parent company, AMR Corporation, from 2010 through 2013. She serves on the board of directors of MassMutual Financial Group, and previously served on the board of directors of Gap Inc. and LyondellBasell Industries.

There is no arrangement or understanding between Ms. Goren and any other persons pursuant to which she was selected as a director of the Company. Since the beginning of the Company’s last fiscal year through the present, there have been no transactions with the Company, and there are currently no proposed transactions with the Company, in which the amount involved exceeds $120,000 and in which Ms. Goren had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K.

Ms. Goren will receive compensation as a non-employee director under our director compensation program, including an annual retainer fee of $95,000 and an annual deferred share award value of $175,000. She will also receive board committee fees as described in the Company’s 2021 Proxy Statement, filed with the Securities and Exchange Commission on April 5, 2021.

Departure of Chairman; Appointment of Chairman

Marriott previously announced that J.W. Marriott, Jr. expected to step down as Chairman of the Board in 2022, at which time he would become Chairman Emeritus. On February 9, 2022, Mr. J.W. Marriott, Jr. confirmed to the Board that he will not stand for re-election at the 2022 Annual Meeting. The Board has elected David S. Marriott to succeed Mr. J.W. Marriott, Jr. as Chairman of the Board, effective immediately following the 2022 Annual Meeting.

In recognition of Mr. J.W. Marriott, Jr.’s leadership and his significant contributions to the Company, the Board formally designated him Chairman Emeritus, effective immediately following the 2022 Annual Meeting.

Departure of Lead Director; Appointment of New Lead Director

On February 9, 2022, Lawrence W. Kellner, who currently serves as Lead Director of the Board and chair of the Nominating and Corporate Governance Committee of the Board, informed the Board that he will not stand for re-election at the 2022 Annual Meeting. Mr. Kellner did not decline to stand for re-election on account of any disagreement with Marriott’s operations, policies or procedures. The independent directors of the Board selected Frederick A. “Fritz” Henderson to succeed Mr. Kellner as Lead Director of the Board, effective immediately following the 2022 Annual Meeting.

Effective immediately following the 2022 Annual Meeting and concurrently with Mr. J.W. Marriott, Jr.’s and Mr. Kellner’s departure from the Board, the Board will reduce its size from fourteen (14) members to twelve (12) members.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 10, 2022, the Board amended and restated the Company’s Amended and Restated Bylaws (the “Bylaws”) to modernize the Bylaws consistent with changes in the Delaware General Corporation Law, including changes related to the electronic transmission of documents and virtual meetings; to provide flexibility on various corporate actions, including the appointment of officers and how dividends can be declared; and to make certain other ministerial changes.

The above description of the amendment and restatement of the Bylaws is qualified in its entirety by reference to the full text of the Bylaws, a copy of which is included as Exhibit 3.(ii) hereto.

Item 7.01	Regulation FD Disclosure.

A copy of Marriott’s press release announcing the foregoing changes to the Board is furnished as Exhibit 99.

The information in this Item 7.01, including Exhibit 99, is being furnished and shall not be deemed incorporated by reference into any other filing with the Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Marriott is filing the following exhibits with this report:

3.(ii)	Amended and Restated Bylaws.

104	The cover page to this Current Report on Form 8-K, formatted in inline XBRL.

Marriott is furnishing the following exhibit with this report:

99	Press Release issued on February 14, 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRIOTT INTERNATIONAL, INC.

Date: February 14, 2022	By:	/s/ Rena Hozore Reiss
Rena Hozore Reiss
Executive Vice President and General Counsel